Exhibit 10.34

Summary of MeadWestvaco Corporation 2010 Long-Term Incentive Plan under 2005

Performance Incentive Plan, as amended

Under the MeadWestvaco Corporation Long-Term Incentive Plan (the “Plan”), which is a part of the 2005 Performance Incentive Plan, the Compensation and Organization Development Committee (the “Committee”) of the Board of Directors awards each executive a long-term incentive award that is payable entirely in equity, with no cash component. The size of each executive officer’s long-term incentive award is determined after review of external competitive market data, peer group and general industry trends.

For 2010, approximately 50% of a senior executive’s long-term award is payable in the form of performance-accelerated restricted stock units (“PARSUs”) and approximately 50% in the form of non-qualified stock options.

The PARSU award will be front loaded in an amount approximating a three-year grant, with no future award of restricted stock units anticipated to be made in either 2011 or 2012. The PARSU includes retention features relating to the settlement of shares described below. PARSUs vest based on continued service, a pre-established performance threshold level for earnings before interest and tax (“EBIT”) in 2010, 2011 or 2012, as well as on improvement in enterprise economic profit (“EP”) over a five-year period (January 1, 2010 to December 31, 2014). No PARSUs are eligible for vesting until after the second anniversary of the grant date. Beginning in 2012 (assuming the EBIT performance threshold is achieved), PARSUs may vest based on improvement in EP. PARSUs that vest because of enterprise EP performance up to 125% of target will be settled and paid immediately after the close of the year in which earned. PARSUs earned because of performance above 125% of target will be deferred and settled at the end of the five year performance period. If goals are not achieved within 5 years, no PARSUs vest. Vesting of PARSUs is also subject to a maximum payout of 200% of the original award with a performance driven threshold equal to 50% of the original award. In the event of below target performance relative to improvement in EP, the Committee retains discretion to make smaller awards to reflect progress made towards target performance levels; provided that no award shall vest in the event of performance below a threshold EBIT level to be achieved in either 2010, 2011 or 2012. During the vesting period, dividends on unvested restricted stock unit awards are credited to an executive’s award in the form of additional units, but are only delivered when and to the extent that the underlying award vests.

EBIT is full year net sales less the cost of goods sold and selling, general and administrative expenses, excluding interest income and expense, corporate income taxes, extraordinary items, discontinued operations, restructuring charges and certain one-time costs and the cumulative effect of accounting changes.

Enterprise EP is a measure of performance that is defined as after-tax EBIT, less the company’s weighted average cost of capital applied to the capital employed (net debt plus total equity) subject to certain adjustments.

Stock options awarded under the plan generally are subject to a three-year pro rata vesting expiring on the third anniversary of the grant date. While there is no performance-based prerequisite to the vesting of stock options, in the event the market value of the common stock does not appreciate over the exercise price, the options will have no value. The exercise price for stock options is not less than the “fair market value” of the common stock underlying the awards on the grant date. “Fair market value” is defined as the closing price of such common stock as reflected on the New York Stock Exchange on the grant date and is a term and condition of all stock option awards approved by the Committee. No dividend rights attach to non-qualified stock options.

Both awards of PARSUs and stock options are subject to automatic forfeiture in the event of termination for gross misconduct and are subject to the company’s Recoupment Policy.